EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2023 relating to the consolidated financial statements of UpHealth, Inc. as of and for the year ended December 31, 2022, which appears in UpHealth, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ BPM LLP

San Jose, California
February 2, 2024